Exhibit 99.2

Apricus Biosciences Provides Corporate Update and Second Quarter 2014 Financial Results

Vitaros® Launch in Europe Exceeds Company’s Expectations

Established a $22 Million Equity Facility with Existing Long-Term Shareholder

Conference Call and Webcast Today, Tuesday, August 12, 2014 at 8:00 a.m. ET

SAN DIEGO, August 12, 2014 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. (Nasdaq: APRI), a biopharmaceutical company advancing innovative medicines to meet the needs of patients, today provided a corporate update and reported financial results for the second quarter 2014.

“We are pleased with the substantial progress we made towards the achievement of our key corporate goals since the beginning of the second quarter,” said Richard W. Pascoe, Chief Executive Officer. “With the first European launch of Vitaros® by Takeda in the United Kingdom in June and the more recent Sandoz launch in Sweden, we believe that our partners are off to a strong start in Europe and we look forward to additional launches by our commercial partners during the remainder of 2014. While it is still early in the launch, Takeda has exceeded our expectations with its launch of Vitaros in the United Kingdom resulting in positive patient and physician feedback and importantly additional commercial product orders being placed by Takeda.”

Mr. Pascoe continued, “Moreover, we have met or are on track to meet our other corporate goals including building a diversified pipeline of novel therapeutics, initially with the start of the RayVa™ Phase 2a clinical trial expected to begin shortly, strengthening our balance sheet through the previously announced committed equity financing agreement with Aspire Capital, and adding depth to our Board of Directors with the additions of Dr. Wendell Wieranga and Mr. Sandford Smith and to our management team with the addition of Mr. Neil Morton as our Vice-President of Business Development.”

Second Quarter Highlights and Recent Developments

•	Vitaros launched by Takeda in the United Kingdom;

•	Vitaros launched by Sandoz in Sweden;

•	Established a $22 million committed equity agreement with Aspire Capital Fund, LLC (“Aspire Capital”);

•	Appointed Sandford Smith to Apricus’ Board of Directors;

•	Received FDA clearance to begin clinical studies of RayVa, a combination of alprostadil, a vasodilator and Apricus’ proprietary permeation enhancer DDAIP.HCl, applied as an on-demand topical cream to affected extremities, which is being developed for Raynaud’s phenomenon;

•	Entered into a partnership with the Scleroderma Research Foundation, which provides Apricus access to the Foundation’s broad clinical network, research and translational insights, and access to scientists and to expert clinicians that the Company believes will be invaluable to the RayVa clinical program;

•	Received National Phase approvals for Vitaros in Belgium, Luxembourg and Spain; and

•	Co-sponsored a symposium with Apricus’ European commercialization partners on Vitaros titled “A New Paradigm in the Treatment of ED—The Topical Option” during the European Association of Urology (EAU) Congress.

Second Half 2014 Priorities

•	Support additional territory launches in Europe of Vitaros by our partners;

•	Complete the development phase of the Vitaros room temperature device;

•	Initiate the RayVa Phase 2a clinical trial in patients with Raynaud’s phenomenon secondary to scleroderma;

•	Continue to explore out-licensing opportunities for Femprox; and

•	Further diversify our product portfolio by leveraging our existing platform and/or in-licensing novel late stage development assets.

Second Quarter 2014 Financial Results

The Company reported total revenues of $5.5 million for the three month period ended June 30, 2014 related to the recognition of license revenues associated with the out-licensing of Vitaros in certain European territories including France and Spain with Laboratoires Majorelle and Recordati S.p.A., respectively. Primarily as a result of the recognition of these previously deferred up-front license revenues in the second quarter of 2014, the Company reflected net income of $1.9 million, or $0.05 per share on a fully diluted basis. The results in the second quarter of 2014 compare to total revenues of $1.2 million and a net loss of $3.9 million or $(0.12) per share on a fully diluted basis in the three month period ended June 30, 2013.

For the six month period ended June 30, 2014, net loss was $1.4 million or $(0.04) per share compared to a net loss of $12.6 million or $(0.40) per share for the six month period ended June 30, 2013.

The significant increase in revenues and the reduction in net loss in the second quarter of 2014 and the first half of 2014 are reflective of the continued focus by management on the primary valuation driving initiatives established for this fiscal year and into 2015.

As of June 30, 2014, cash and cash equivalents totaled $17.4 million compared to $21.4 million as of December 31, 2013. Cash receipts in the first half of 2014 included $5.4 million received for up-front license fees related to the recent Vitaros European license agreements and $2.2 million from sales of equity through the Company’s at-the-market stock selling facility, offset by $1.5 million of principal payments on the remaining debt and for general operating and administrative expenses.

In the latter part of 2014, Apricus expects to begin to collect initial royalty revenues from partner sales of Vitaros in Europe. These revenues will be based on sales reports received from licensee partners and will reflect sales of product in their territory multiplied by the applicable contracted double-digit royalty rates. Apricus’ expenditures in 2014 will include costs supporting the further development of the Vitaros room temperature device, the commercialization and launch of Vitaros in Europe, and the start of new clinical development programs.

Today we announced that we entered into a common stock purchase agreement with Aspire Capital. This new agreement with Aspire Capital will allow Apricus to sell shares from time-to-time on market-based terms to a committed long-term investor. Apricus will control the timing and amount of equity fund-raising through this facility. We believe that we have a sufficient level of cash on-hand and access to additional capital through the Aspire Capital facility to support the current operating plan through 2015.

Conference Call Details

Apricus will host a live conference call and webcast today at 8 a.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial 877-407-9210 (Domestic) or 201-689-8049 (International). The conference ID number is 13588208. The live audio webcast can be accessed via the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=173060. A replay of the call will be available by dialing 877-660-6853 (Domestic) or 201-612-7415 (International). The conference ID number is 13588208. The archived webcast will remain available for three months following the live call at http://www.investorcalendar.com/IC/CEPage.asp?ID=173060.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines to meet the needs of patients. The Company’s lead product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and will be commercialized by Apricus’ marketing partners, which include Abbott Laboratories Limited, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. The Company’s second-generation Vitaros room temperature device is under development and is expected to enhance the product’s commercial value. RayVa™, the Company’s product candidate for the treatment of Raynaud’s phenomenon, recently received FDA clearance to begin clinical studies. The Company intends to begin a Phase 2a trial with RayVa in the second half of 2014. Femprox®, the Company’s product candidate for the treatment of female sexual interest/arousal disorder, has successfully completed an approximately 400-subject proof-of-concept study. The Company is currently seeking a strategic partner for Femprox.

For further information on Apricus, visit http://www.apricusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the timing of planned launches and commercialization of Vitaros® in various countries by Apricus’ commercial partners; the potential for Vitaros to achieve commercial success generally or in any specific territory and timing of realization of revenues; the planned commencement of a Phase 2a clinical trial for RayVa™ and the planned strategic partnership for Femprox®; the size of the commercial opportunity for Vitaros; and Apricus’ 2014 financial outlook, including cash projections. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: its ability to further develop its product Vitaros for the treatment of ED, such as the room temperature version of Vitaros, as well as the timing of such events; Apricus’ dependence on its commercial collaborator, such as Sandoz, to carry out the commercial launch of Vitaros in various territories, and the potential for delays in the timing of commercial launch; competition in the ED market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain and maintain intellectual property protection for Vitaros; Apricus’ ability to obtain requisite governmental approvals for Femprox and RayVa; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

Apricus Biosciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
License fee revenue	$5,454	$637	$5,454	$669
Contract service revenue	—	555	—	1,452

Total revenue	5,454	1,192	5,454	2,121
Cost of revenue	75	702	75	2,553

Gross profit (loss)	5,379	490	5,379	(432)
Costs and expenses, net
Research and development	2,103	1,535	3,547	2,948
General and administrative	2,877	3,754	5,936	7,580
Gain on contract settlement	—	—	(910)	—
Recovery on sale of subsidiary	—	(105)	(50)	(105)
Deconsolidation of former French subsidiaries, net	(846)	(641)	(846)	(641)

Total costs and expenses, net	4,134	4,543	7,677	9,782

Income (loss) from continuing operations before other income (expense)	1,245	(4,053)	(2,298)	(10,214)
Total other income (expense)	(40)	(33)	241	(822)

Income (loss) from continuing operations	1,205	(4,086)	(2,057)	(11,036)
Income (loss) from discontinued operations	672	151	672	(1,572)

Net income (loss)	$1,877	$(3,935)	$(1,385)	$(12,608)

Net income (loss) per share
Basic	$0.05	$(0.12)	$(0.04)	$(0.40)

Diluted	$0.05	$(0.12)	$(0.04)	$(0.40)

Weighted average shares outstanding
Basic	37,901	32,825	37,886	31,509

Diluted	37,907	32,825	37,886	31,509

These financial statements were derived from the Company’s Consolidated Financial Statements as filed in its June 30, 2014 Report on Form 10-Q.

Apricus Biosciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$17,420	$21,405
Property and equipment, net	1,347	955
Other current and non-current assets	1,518	950

Total assets	$20,285	$23,310

Liabilities and stockholders’ equity
Convertible notes payable, net	$1,181	$2,600
Deferred revenue	3,000	1,800
Deconsolidation of French subsidiaries	—	2,846
Other current and non-current liabilities	4,257	5,092

Total liabilities	8,438	12,338

Total stockholders’ equity	11,847	10,972

Total liabilities and stockholders’ equity	$20,285	$23,310

As of June 30, 2014, the Company had 38,102,451 shares of common stock outstanding.

These financial statements were derived from the Company’s Consolidated Financial Statements as filed in its June 30, 2014 Report on Form 10-Q.

CONTACT:	Steve Martin Apricus Biosciences Chief Financial Officer ir@apricusbio.com (858) 222-8041 Investors: Angeli Kolhatkar Burns McClellan Senior Vice President akolhatkar@burnsmc.com (212) 213-0006